Exhibit 99.1

China Automotive Systems Reports Fourth Quarter
and Fiscal 2018 Results

WUHAN, China, March 28, 2019 -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for the fiscal year ended December 31, 2018.

Fourth Quarter 2018 Highlights

•	Net sales were $124.3 million compared to $143.7 million in the fourth quarter of 2017
•	Net loss attributable to parent company's common shareholders was $3.2 million, or diluted loss per share of $0.10, compared to a net loss of $39.0 million, or diluted loss per share of $1.23, in the fourth quarter of 2017, reflected a one-time corporate tax accrual of $35.6 million recognized in the fourth quarter of 2017 as mandated by the 2017 U.S. tax reform.

Fiscal Year 2018 Highlights

•	Net sales were $496.2 million compared to $499.1 million in 2017
•	Diluted income per share attributable to parent company's common shareholders was $0.08 compared to a diluted loss per share attributable to parent company's common shareholders of $0.61 in 2017
•	Cash and cash equivalents, pledged cash and short-term investments were $133.5 million as of December 31, 2018
•	Net cash flow from operating activities was $12.5 million

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Our performance in 2018 reflected the slower growth of the automotive industry in China as the world’s largest automotive market experienced lower overall sales for the first time in more than two decades. Overall auto sales declined by 2.8% in 2018 with weakness in every month during the second half of the year. Car sales declined by 4.1% compared with a 5.1% increase in the much smaller commercial vehicle market in 2018.”

“Our sales continued to be buoyed by our advanced hydraulic steering products as we transitioned our electric power steering (“EPS”) products into our new Hubei KYB joint venture, which began operations during 2018. EPS sales comprised 21.7% of net sales in 2018.”

“We have entered into other new joint ventures and development contracts for future growth. In late 2018, we entered into a new joint venture agreement with Hyoseong Electric Co. Ltd. ("Hyoseong Electric") to establish a new joint venture company to design, manufacture and sell electric motors for automotive EPS. CAAS owns 51% of this new joint venture and it is expected to have an annual capacity of 4.5 million units upon completion. Due to our excellent record of new product development, one of our tier-1 customers in North America awarded CAAS a development program for a new recirculating-ball ("RCB") steering system ("i-RCB Program") for use in that company’s autonomous vehicle product development. We expect to begin mass production of this system in August 2019 with annual sales of approximately 45,000 units. Additionally, in March 2019, we also announced that Great Wall Motor Company Limited, one of China’s leading auto producers, has awarded an exclusive supply contract for CAAS to supply its EPS systems to steer its new all-electric small vehicle, model ORA R150. Total shipments are expected to reach 150,000 units in 2019.”

“Our export sales grew by 22.3% in 2018 compared with 2017, and represented approximately 28.5% of total sales in 2018. Most export sales were to the United States and represented sales to our two tier-1 OEM customers that supply vehicles in North America. In 2018, we received the Q1 Award from Ford North America. This is the highest honor for a supplier from Ford and it means we have met the most stringent quality management and execution standards. We remain well positioned with our broad line of advanced steering products and we have received supply awards from our customers.”

Mr. Jie Li, chief financial officer of CAAS, commented, “We continue to focus on generating cash flow from operations to further build our financial strength. Our joint ventures and product development contracts are solidifying relationships and enhancing our abilities to meet the current and future needs of our diverse customer base.”

Fourth Quarter of 2018

In the fourth quarter of 2018, net sales were $124.3 million compared to $143.7 million in the same quarter of 2017. The net sales decrease was mainly due to the weaker Chinese auto market in the fourth quarter of 2018 compared with the fourth quarter of 2017.

Gross profit was $11.4 million compared to $16.5 million in the fourth quarter of 2017. The decrease in gross profit was primarily due to the decrease in net sales and change of product mix. Gross margin in the fourth quarter of 2018 was 9.2%, compared to 11.4% in the fourth quarter of 2017.

Gain on other sales was $1.0 million, compared to $1.7 million in the fourth quarter of 2017.

Selling expenses were $4.9 million in the fourth quarter of 2018, compared to $6.8 million in the fourth quarter of 2017. The decline was primarily due to lower transportation expenses related to decreased volume. Selling expenses represented 3.9% of net sales in the fourth quarter of 2018 compared to 4.7% in the fourth quarter of 2017.

General and administrative expenses ("G&A expenses") increased to $7.2 million from $5.5 million in the fourth quarter of 2017. G&A expenses represented 5.8% of net sales in the fourth quarter of 2018 compared to 3.8% of net sales in the fourth quarter of 2017. The increase in G&A expenses and G&A expenses as a percentage of net sales in the fourth quarter of 2018 was mainly due to lower net sales and higher personnel costs.

Research and development expenses ("R&D expenses") were $10.2 million in the fourth quarter of 2018, compared to $9.9 million in the fourth quarter of 2017. R&D expenses represented 8.2% of net sales in the fourth quarter of 2018 compared to 6.9% in the fourth quarter of 2017.

Loss from operations was $9.9 million in the fourth quarter of 2018 compared to a loss of $4.0 million in the fourth quarter of 2017. The higher loss was mainly due to lower sales and a decline in the gross profit compared to the fourth quarter of 2017.

Net financial income was $1.2 million in the fourth quarter of 2018, compared to $0.2 million in the fourth quarter of 2017.

Net loss attributable to parent company's common shareholders was $3.2 million in the fourth quarter of 2018 compared to $39.0 million in the fourth quarter of 2017. The loss in the fourth quarter of 2017 was primarily due to a one-time accrued tax of $35.7 million mandated by the 2017 U.S. tax reform, and accrued withholding tax of $4.0 million related to the planned dividend distribution from PRC subsidiaries in order to fulfill the payment of a one-time accrued tax. Diluted loss per share was $0.10 in the fourth quarter of 2018, compared to diluted income per share of $1.23 in the fourth quarter of 2017.

The weighted average number of diluted common shares outstanding was 31,645,510 in the fourth quarter of 2018, compared to 31,646,897 in the fourth quarter of 2017.

Fiscal Year 2018

Annual net sales were $496.2 million in 2018 compared to $499.1 million in 2017. The overall decrease was mainly due to lower sales of EPS systems partially offset by higher sales of advanced legacy hydraulic products. EPS sales represented 21.7% of total revenue in 2017.

Gross profit in 2018 was $65.4 million compared to $84.6 million in 2017. The decrease in gross profit was primarily due to lower net sales, a change in product mix and higher raw material costs.

Gain on other sales mainly consisted of the net amount retained from the sales of materials, property, plant and equipment and scraps. For the year ended December 31, 2018, gain on other sales amounted to $3.9 million compared to $7.6 million in 2017. The decrease in gain on other sales was primarily due to the disposal of a building and higher scrap volume in 2017.

Selling expenses were $18.9 million compared to $19.9 million in 2017, which was mainly due to lower net sales resulting in decreased transportation expenses during the year. Selling expenses represented 3.8% of net sales in each of 2018 and in 2017.

G&A expenses were $19.8 million compared to $19.5 million in 2017. The increase was primarily due to higher personnel costs and professional service fees. G&A expenses represented 4.0% of net sales in 2018 compared to 3.9% of net sales in 2017.

R&D expenses were $33.6 million in 2018, generally consistent with $33.5 million in 2017. R&D expenses represented 6.8% of net sales in 2018, compared to 6.7% of net sales in 2017.

Operating loss was $2.9 million in 2018 compared to operating income of $19.3 million in 2017. The decrease was primarily due to lower gross profit in 2018.

Interest expense was $2.9 million in 2018, compared to interest expense of $1.8 million in 2017 due primarily to higher interest rates on loans in 2018.

Net financial income was $2.2 million in each of 2018 and 2017.

Loss before income tax expenses and equity in earnings of affiliated companies was $2.5 million for 2018, compared to income before income tax expenses and equity in earnings of affiliated companies of $20.4 million for 2017. This decrease was mainly due to the higher operating loss and higher interest rates.

Income tax benefit was $1.5 million for the year ended December 31, 2018, compared to income tax expense of $41.6 million for the year ended December 31, 2017. The income tax expense in 2017 resulted primarily from a one-time accrued tax of $35.6 million recognized in the fourth quarter of 2017 that represented management’s estimate of the amount of U.S. corporate income tax for the mandatory repatriation of the Company’s share of previously deferred earnings of certain non-U.S. subsidiaries of the Company as mandated by the recent U.S. tax reform. The Company elected to pay the one-time accrued tax over eight years commencing in April 2018. In addition, withholding tax of $3.9 million was accrued in the fourth quarter of 2017 in order to fund the payment of such one-time accrued tax since the Company plans to distribute dividends from its PRC subsidiaries to the Company. Excluding the one-time accrued tax and withholding tax discussed above, income tax expense was $1.9 million in 2017. The effective tax rate was 58.6% in 2018 and the effective tax rate (excluding the impact of the one-time transition tax) was approximately 10.0% in 2017. The increase in effective tax rate was mainly due to the decreased net income and additional R&D expense super-deductions allowed in 2018 according to China’s new tax regulation.

Net income attributable to parent company's common shareholders was $2.4 million in 2018 compared to a net loss attributable to parent company's common shareholders of $19.3 million in 2017. Diluted net income per share was $0.08 in 2018, compared to diluted loss per share of $0.61 in 2017.

The weighted average number of diluted common shares outstanding was 31,645,594 in 2018 compared to 31,646,897 in 2017.

Balance Sheet

As of December 31, 2018, total cash and cash equivalents, pledged cash and short-term investments were $133.5 million, total accounts receivable including notes receivable were $256.3 million, accounts payable were $210.1 million and bank and government loans were $61.2 million. Total parent company stockholders' equity was $285.9 million as of December 31, 2018, compared to $299.4 million as of December 31, 2017. To date, a total of 146,281 shares have been repurchased for consideration of $0.8 million under a repurchase program approved on December 5, 2018. Net cash flow from operating activities was $12.5 million in 2018.

Business Outlook

Management has provided revenue guidance for the full year 2019 of $510 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 28, 2019 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

US Toll Free: +1-877-407-8031

International: +1-201-689-8031

China (toll free): + 86 400 120 2840

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 28, 2019, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-521-4050

Kevin.Theiss@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$86,346	$64,558
Pledged cash	29,623	31,535
Short-term investments	17,543	29,587
Accounts and notes receivable, net - unrelated parties	237,519	274,989
Accounts and notes receivable, net - related parties	18,825	19,086
Advance payments and others - unrelated parties	16,270	12,790
Advance payments and others - related parties	1,281	20,841
Inventories	88,021	79,217
Total current assets	495,428	532,603
Non-current assets:
Property, plant and equipment, net	129,853	126,033
Intangible assets, net	605	661
Other receivables, net - unrelated parties	1,799	2,188
Advance payment for property, plant and equipment - unrelated parties	6,135	9,657
Advance payment for property, plant and equipment - related parties	8,723	5,264
Long-term investments	32,620	27,596
Deferred tax assets	15,336	13,367
Total assets	$690,499	$717,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank and government loans	$60,952	$72,711
Accounts and notes payable - unrelated parties	205,643	233,048
Accounts and notes payable - related parties	4,477	7,168
Customer deposits	750	1,128
Accrued payroll and related costs	7,346	8,577
Accrued expenses and other payables	47,032	40,127
Accrued pension costs	3,282	4,051
Taxes payable	11,137	5,927
Amounts due to shareholders/directors	317	343
Advances payable (current portion)	364	383
Total current liabilities	341,300	373,463
Long-term liabilities:
Long-term government loan	291	306
Advances payable	1,654	359
Other long-term payable	8,726	-
Deferred tax liabilities	4,198	4,393
Long-term taxes payable	29,503	32,719
Total liabilities	385,672	411,240
Commitments and Contingencies (Note 31)
Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares - Issued - 32,338,302 and 32,338,302 shares at December 31, 2018 and 2017, respectively	3	3
Additional paid-in capital	64,429	64,406
Retained earnings-
Appropriated	11,104	10,707
Unappropriated	211,439	209,459
Accumulated other comprehensive income	1,855	17,780
Treasury stock - 711,698 and 694,298 shares at December 31, 2018 and 2017, respectively	(2,953)	(2,907)
Total parent company stockholders’ equity	285,877	299,448
Non-controlling interests	18,950	6,681
Total stockholders’ equity	304,827	306,129
Total liabilities and stockholders’ equity	$690,499	$717,369

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income and Loss

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2018	2017

Net product sales ($37,606 and $37,583 sold to related parties for the years ended December 31, 2018 and 2017)	$496,158	$499,063
Cost of products sold ($25,558 and $28,994 purchased from related parties for the years ended December 31, 2018 and 2017)	430,745	414,429
Gross profit	65,413	84,634
Net gain on other sales	3,940	7,635
Operating expenses:
Selling expenses	18,949	19,912
General and administrative expenses	19,761	19,543
Research and development expenses	33,551	33,544
Total operating expenses	72,261	72,999
Operating income	(2,908)	19,270
Other income, net	1,173	678
Interest expense	(2,928)	(1,753)
Financial income, net	2,162	2,180
(Loss)/income before income tax expenses and equity in earnings of affiliated companies	(2,501)	20,375
Less: Income taxes	(1,465)	41,633
Add: Equity in net earnings of affiliates	1,115	2,619
Net income/(loss)	79	(18,639)
Net (loss)/income attributable to non-controlling interest	(2,298)	707
Net income/(loss) attributable to parent company’s common shareholders	2,377	(19,346)

Net income/(loss) attributable to parent company’s common shareholders per share -
Basic	$0.08	$(0.61)

Diluted	$0.08	$(0.61)

Weighted average number of common shares outstanding -
Basic	31,643,813	31,644,004
Diluted	31,645,594	31,646,897

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income and Loss

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2018	2017

Net income/(loss)	$79	$(18,639)
Other comprehensive (loss)/income:
Foreign currency translation (loss)/income	(16,548)	19,384
Comprehensive (loss)/income	(16,469)	745
Comprehensive (loss)/income attributable to non-controlling interest	(2,921)	1,352
Comprehensive loss attributable to parent company	$(13,548)	$(607)

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands of USD, except share and per share amounts)

	2018	2017

Common Stock
Balance at January 1, 2018 and 2017 - 32,338,302 and 32,338,302 shares, respectively	$3	$3
Balance at December 31, 2018 and 2017 - 32,338,302 and 32,338,302 shares, respectively	$3	$3

Additional Paid-in Capital
Balance at January 1	$64,406	$64,764
Stock-based compensation	23	100
Acquisition of the non-controlling interest in Brazil Henglong	-	(458)
Balance at December 31	$64,429	$64,406

Retained Earnings – Appropriated
Balance at January 1	$10,707	$10,549
Appropriation of retained earnings	397	158
Balance at December 31	$11,104	$10,707

Unappropriated
Balance at January 1	$209,459	228,963
Net income/(loss) attributable to parent company	2,377	(19,346)
Appropriation of retained earnings	(397)	(158)
Balance at December 31	$211,439	$209,459

Accumulated Other Comprehensive Income/(Loss)
Balance at January 1	$17,780	(892)
Other comprehensive income related to the non-controlling interests acquired by the Company	-	(67)
Net foreign currency translation adjustment attributable to parent company	(15,925)	18,739
Balance at December 31	$1,855	$17,780

Treasury Stock
Balance at January 1, 2018 and 2017 - 694,298 and 694,298 shares, respectively	(2,907)	(2,907)
Repurchase of common stock in 2018 and 2017 - 17,400 shares and nil shares, respectively	(46)	-
Balance at December 31, 2018 and 2017 - 711,698 and 694,298 shares, respectively	$(2,953)	(2,907)

Total parent company stockholders’ equity	$285,877	$299,448

Non-controlling Interest
Balance at January 1	$6,681	$5,412
Net foreign currency translation adjustment attributable to non-controlling interest	(623)	645
Net (loss)/income attributable to non-controlling interest	(2,298)	707
Other comprehensive income related to the non-controlling interests acquired by the Company	-	67
Acquisition of the non-controlling interest in Brazil Henglong	-	458
Contribution by non-controlling shareholder of Henglong KYB	15,728	-
Distribution of retained earnings	(538)	(608)
Balance at December 31	$18,950	$6,681

Total stockholders' equity	$304,827	$306,129

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2018	2017

Cash flows from operating activities:
Net income/(loss)	$79	$(18,639)
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	23	100
Depreciation and amortization	16,816	15,358
Deferred income taxes	(2,502)	4,143
Inventory write downs	6,239	5,109
Accrual of provision for doubtful accounts	887	887
Equity in net (earnings) of affiliates	(1,115)	(2,617)
Gain on disposal of fixed assets	(445)	(2,184)
(Increase) decrease in:
Accounts and notes receivable	27,526	30,908
Advance payments and other	(3,790)	(529)
Inventories	(17,853)	(12,156)
Increase (decrease) in:
Accounts and notes payable	(22,491)	2,533
Customer deposits	(346)	411
Accrued payroll and related costs	(964)	1,182
Accrued expenses and other payables	8,893	560
Accrued pension costs	(646)	(331)
Taxes payable	2,215	24,164
Net cash provided by operating activities	12,526	48,899

Cash flows from investing activities:
Purchase of short-term investments	(22,923)	(32,145)
Proceeds from maturities of short-term investments	34,175	35,780
Increase in other receivables	337	198
Cash received from property, plant and equipment sales	1,022	2,231
Government subsidy received for purchase of property, plant and equipment	1,322	-
Cash paid to acquire property, plant and equipment (including $9,207 and $9,791 paid to related parties for the years ended December 31, 2018 and 2017, respectively)	(25,764)	(27,096)
Cash paid to acquire intangible assets	(189)	(201)
Loan to a related party	-	(29,044)
Cash received from repayment of the loan to a related party	20,430	10,591
Investment under equity method	(5,957)	(7,629)
Net cash used in investing activities	2,453	(47,315)

Cash flows from financing activities:
Proceeds from bank and government loans	78,917	72,237
Repayment of bank and government loans	(92,215)	(43,154)
Proceeds from sale and leaseback transaction	11,758	-
Payment to broker agents for repurchase of common stock	(300)	-
Repayments of the borrowing for sale and leaseback transaction	(3,218)	-
Dividends paid to the non-controlling interest holders of non-wholly owned subsidiaries	(524)	(623)
(Decrease) in amounts due to shareholders/directors	(26)	-
Cash received from capital contributions by non-controlling interest holder	15,728	-
Net cash provided by financing activities	10,120	28,460

Cash and cash equivalents affected by foreign currency	(5,223)	4,158
Net increase in cash and cash equivalents	19,876	34,202
Cash, cash equivalents and pledged cash at beginning of year	96,093	61,891
Cash, cash equivalents and pledged cash at end of year	$115,969	$96,093

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year Ended December 31,
	2018	2017

Cash paid for interest	$3,803	$654
Cash paid for income taxes	$3,717	$4,643

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

Non-cash investing activities:

	Year Ended December 31,
	2018	2017

Property, plant and equipment recorded during the year which previously were advance payments	$13,347	$19,879
Accounts payable for acquiring property, plant and equipment	$1,046	$1,180